Exhibit 99.5

September 16, 2010

Mr. Dennis Fedoruk
President & CEO
The Brainy Baby Company
460 Brogdon Road, Suite #400
Suwanee, Ga. 30024

Mr. Fedoruk,

Upon receipt of $82,500, First Citizens Bank releases guarantor from obligations related to the assets of The Brainy Baby Company, LLC.

Borrower and Guarantor release, acquit and forever discharge First Citizens Bank and Trust, Inc., Georgian Bank, and each of their respective officers, directors, attorneys, agents, employees, predecessors, shareholders, successors and assigns (the "Lender Parties") of and from all liabilities, claims, demands or causes of action of any kind, if there are any, whether absolute or contingent, whether due now or becoming due in the future, whether disputed or undisputed, whether at law or in equity, whether liquidated or unliquidated, that Borrower and Guarantor have or may have ever had against any of the Lender Parties, whether arising under or in connection with any of the Loan Documents or otherwise. Borrower and Guarantor covenant and agree not to sue any of the Lender Parties, whether by direct claim, counterclaim or crossclaim, with respect to any of the foregoing liabilities, claims, demands, actions or causes of action, if there are any. Borrower and Guarantor acknowledge and agree that the execution of this Agreement by First Citizens shall not constitute an acknowledgment or admission by First Citizens of the existence of any claims or liability for any matter or precedent upon which any claim or liability may be asserted against First Citizens or the Lender Parties. Borrower and Guarantor further acknowledge and agree that to the extent any such claims may exist, they are of such a speculative nature so as to be incapable of objective evaluation and that, in any event, the value to Borrower and to Guarantor of this Agreement substantially and materially exceeds any and all value of any kind or nature of any and all such claims. Borrower and Guarantor further acknowledge that First Citizens and the Lender parties are in no way liable for the previous, current or future condition or deterioration of the business operations and/or financial condition of Borrower and Guarantor, and Borrower and Guarantor further agree that First Citizens and the Lender parties have not breached any agreement or commitment to lend money or to otherwise make financial accommodations available to Borrower and Guarantor or to fund any operations of Borrower and Guarantor at any time. Borrower and Guarantor represent and warrant to all Lender Parties that Borrower and Guarantor have not transferred or assigned any claim, demand action or cause of action relating to the Lender Parties to any person or entity.

Sincerely,

Richard V. Spink
Senior Vice President
First Citizens Bank
3300 Cumberland Boulevard SE, Suite 300
Atlanta, Ga. 30339

Guarantor:

SIGNATURE AND CONSENT ON ATTACHED PAGE

Dennis Fedoruk
The Brainy Baby Company, LLC

September 20, 2010

By signing below, I am acknowledging and consenting to the terms of the letter dated September 16, 2010, from Richard V. Spink, Senior Vice President of First Citizens Bank, to me Dennis Fedoruk. I agree to those terms as stated, and I wanted to add that the obligations identified in the first sentence of that letter, and those from which Brainy Baby, LLC, and me as guarantor, are being released are that certain promissory note and guaranty agreement, dated September 18, 2009, and executed by me in favor of Georgian Bank.

Dennis Fedoruk,
Individually and as
Managing Member and President of The Brainy Baby Company, LLC.

September 14, 2010

Mr. Dennis Fedoruk
President & CEO
The Brainy Baby Company
460 Brogdon Road, Suite #400
Suwanee, Ga. 30024

Mr. Fedoruk,

Upon receipt of $82,500, First Citizens Bank releases our lien on the assets of The Brainy Baby Company, LLC.

Richard V. S tnk
Senior Vice President
First Citizens Bank
3300 Cumberland Boulevard SE, Suite 300
Atlanta, Ga. 30339